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PROVIDENT AMERICAN CORPORATION                                        EXHIBIT 11
COMPUTATION OF EARNINGS (LOSS) PER SHARE


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
(In thousands except per share data)                                    Three Months Ended                Six Months Ended
                                                                              June 30,                         June 30,
                                                                          1996         1995               1996           1995
                                                                        -------      -------            -------        ------

Primary Earnings (Loss) Per Share

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK:                           $  (701)     $ (756)            $14,277        $(1,206)
                                                                        =======      ======             =======        =======

WEIGHTED AVERAGE SHARES:
        Common stock                                                      8,825       8,484               8,686          8,484
        Common stock equivalents applicable
             to stock options and warrants                                    *           *               1,515              *
                                                                        -------      ------             -------        -------

                         Total                                            8,825       8,484              10.201          8,484
                                                                        =======      ======             =======        =======

NET INCOME (LOSS) PER SHARE:                                            $ (0.08      $(0.09)            $  1.40        $ (0.14)
                                                                        =======      ======             =======        =======



Fully Diluted Earnings (Loss) Per Share

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK:                           $  (701)     $ (756)            $14,277        $(1,206)
                                                                        =======      ======             =======        =======

WEIGHTED AVERAGE SHARES:
        Common stock                                                      8,825       8,484               8,686          8,484
        Common stock equivalents applicable
             to stock options and warrants                                    *           *               1,688              *
                                                                        -------      ------             -------        -------

                         Total                                            8,825       8,484              10,374          8,484
                                                                        =======      ======             =======        =======

NET INCOME (LOSS) PER SHARE:                                            $ (0.08)     $(0.09)            $  1.38        $ (0.14)
                                                                        =======      ======             =======        =======
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* Anti-dilutive; therefore effects have been excluded.